EXHIBIT 99.1

Contact: Richard D. Crowley                                      [MICREL LOGO]
Micrel, Incorporated
Phone  408-944-0800
Rick.crowley@micrel.com


Press Release

                  MICREL ACQUIRES BLUECHIP COMMUNICATIONS AS


SAN JOSE, CALIFORNIA, - (March 3, 2004) - Micrel, Incorporated (NASDAQ: MCRL) today announced that it has acquired a controlling interest in BlueChip Communications AS of Oslo, Norway. BlueChip is a fabless semiconductor company that designs, develops and markets high performance Radio Frequency ("RF") integrated circuits and modules for the actuation and connectivity markets.

Micrel acquired approximately 94% of the outstanding BlueChip securities and options to purchase BlueChip securities in a cash-for-stock transaction.
Under the terms of the agreement, Micrel paid approximately $2 million for the outstanding BlueChip securities and options. Also, Micrel will pay additional consideration of approximately $1 million if certain revenue and gross profit targets are met by the BlueChip operation during calendar year 2004. Micrel expects to incur a one-time acquisition-related charge in the quarter ended March 31, 2004 for in-process research and development activities. The charge is expected to range from $300,000 to $600,000, pending the final valuation of the BlueChip entity. For the year ended December 31, 2003, BlueChip Communications had revenues of approximately $1.8 million and a net loss of approximately $350,000. Micrel expects that this transaction, other than the in-process research and development charges, should have an immaterial impact on first and second quarter net income and be accretive in the second half of 2004.

This acquisition further enhances Micrel's ability to address the needs of the low power RF market. Micrel's RF offering is comprised of two product families: QwikRadio(R) receivers and transmitters, and RadioWire(R) transceivers. QwikRadio(R) devices are designed for use in low data-rate actuation products: typical examples include garage door openers, lighting and fan controls, automotive keyless entry and remote controls. The RadioWire(R) transceivers provide a higher level of performance for more demanding connectivity applications, such as remote metering, heating and ventilations systems, security systems and industrial automation. Micrel's current RadioWire(R) products were developed in conjunction with BlueChip Communications. Scott Brown, Micrel's Director of Marketing for RF and

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Mixed Signal Products remarked, "The acquisition of BlueChip Communications gives Micrel added applications, design and technical marketing resources to increase Micrel's penetration in the fast growing RF marketplace. Norway has a strong expertise in RF communications and Micrel intends to utilize this infrastructure to increase its RF business."



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Reform Act of 1995, including statements regarding the potential benefits of the transaction to Micrel, the anticipated enhancement of Micrel's product offerings in the low data-rate RF market, the payment of the earnout portion of the purchase price based on future performance of the BlueChip operation, the expected amount of the one-time acquisition-related charge for in-process research and development activities and the expected impact from the transaction on Micrel's net income. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the failure of BlueChip's technology to complement and/or broaden Micrel's current technologies, the ability of the combined company to create anticipated synergies and increased product sales as a result of the acquisition, possible difficulties in combining the operating plans and cultures of Micrel and BlueChip, the impact of any current or future acquisitions, continued softness in demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets, the impact of competitive products and pricing and alternative technological advances, the worldwide financial situation, and the timely and successful development and market acceptance of
new products and upgrades to existing products.   For further discussion of
these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and
Exchange Commission on November 13, 2003.   All forward-looking statements are
made as of today, and Micrel disclaims any duty to update such statements.

About Micrel, Incorporated

Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our Website at http://www.micrel.com.